UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

SCHEDULE 13D
Under the Securities Exchange Act of 1934

(Amendment No. 9)*

Telmex Internacional, S.A.B. de C.V.

(Name of Issuer)

American Depositary Shares (“L Share ADSs”), each representing 20 Series L Shares (“L Shares”)
American Depositary Shares (“A Share ADSs”), each representing 20 Series A Shares (“A Shares”)
(Title of Class of Securities)

879690105 for L Share ADSs1
 879690204 for A Share ADSs2
(CUSIP Number)

Rafael Robles Miaja
Robles Miaja Abogados
Bosque de Alisos 47
A PB A2-01
Bosque de las Lomas
México, D.F. 05120, México
(5255) 5540-9225

 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 1, 2010

 (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See §240.13d-7 for other parties to whom copies are to be sent.

*      The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on the following pages)
(Page 1 of 25)

1           CUSIP number is for the L Share ADSs only.  No CUSIP number exists for the underlying L Shares, since such shares are not traded in the United States.

2           CUSIP number is for the A Share ADSs only.  No CUSIP number exists for the underlying A Shares, since such shares are not traded in the United States.

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Carlos Slim Helú
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER
WITH	10	SHARED DISPOSITIVE POWER 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9% of A Shares and 94.9% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Carlos Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER
WITH	10	SHARED DISPOSITIVE POWER 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9% of A Shares and 94.9% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Marco Antonio Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER
WITH	10	SHARED DISPOSITIVE POWER 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9% of A Shares and 94.9% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Patrick Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF and PF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER
WITH	10	SHARED DISPOSITIVE POWER 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9% of A Shares and 94.9% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) María Soumaya Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER
WITH	10	SHARED DISPOSITIVE POWER 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9% of A Shares and 94.9% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Vanessa Paola Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER
WITH	10	SHARED DISPOSITIVE POWER 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9% of A Shares and 94.9% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Johanna Monique Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF and PF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
EACH REPORTING PERSON	9
WITH	10	SHARED DISPOSITIVE POWER 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9% of A Shares and 94.9% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) América Móvil, S.A.B. de C.V. (“AMX”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)1
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER
WITH	10	SHARED DISPOSITIVE POWER 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)1
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 157,389,627 A Shares and 13,449,243,872 L Shares (See Item 5)1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 40.9% of A Shares and 94.9% of L Shares (See Item 5)1
14	TYPE OF REPORTING PERSON* HC

1.  Includes A Shares and L Shares owned directly by AMX, as well as A Shares and L Shares beneficially owned through its subsidiary, CGT (as defined herein), which AMX acquired pursuant to the TI Offer (as defined in Item 4).

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Grupo Financiero Inbursa, S.A.B. de C.V. (“GFI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC and AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER -0- A Shares and -0- L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER
WITH	10	SHARED DISPOSITIVE POWER -0- A Shares and -0- L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0- A Shares and -0- L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of A Shares and 0.0% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON* HC

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.                     Security and Issuer.

This Amendment No. 9 (the “Ninth Amendment”) amends the Schedule 13D, as amended (the “Schedule 13D”), filed with the Securities and Exchange Commission (the “Commission”) on June 24, 2008 by the Reporting Persons (as defined therein) with respect to the Series L Shares, without par value (“L Shares”), and American Depositary Shares (“L Share ADSs”), each representing 20 L Shares; and the Series A Shares, without par value (“A Shares”), and American Depositary Shares (“A Share ADSs”), each representing 20 A Shares of Telmex Internacional, S.A.B., de C.V., a sociedad anonima bursátil de capital variable (the “Issuer”) organized under the laws of the United Mexican States (“Mexico”).  Capitalized terms used but not otherwise defined in this Ninth Amendment have the meanings ascribed to such terms in the Schedule 13D.

Item 2.                      Identity and Background.

This Statement is filed pursuant to Rule 13d-2(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the persons listed below (the “Reporting Persons”).

(1)          Carlos Slim Helú, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the “Slim Family”), each of whom is a Mexican citizen, beneficially own, directly and indirectly, a majority of the outstanding voting equity securities of AMX and GFI.  As a result, ownership of all L Shares and A Shares owned or controlled by these entities is deemed to be shared among each member of the Slim Family.

(2)          AMX is a sociedad anonima bursátil de capital variable organized under the laws of Mexico.  AMX is the largest provider of wireless communications services in Latin America, based on subscribers.  AMX has numerous subsidiaries and affiliates and holds a controlling interest in Carso Global Telecom, S.A.B. de C.V. (“CGT”) and the Issuer (directly and indirectly through CGT).

(3)          GFI is a sociedad anonima bursátil de capital variable organized under the laws of Mexico. GFI is a financial services holding company. GFI owns all of the outstanding voting equity securities of several financial institutions organized in Mexico, including a broker-dealer, a bank, an insurance company and a surety bonding company. GFI also controls various trusts for the benefit of its employees, employees of its subsidiaries and employees of other entities that may be deemed to be controlled by the Slim Family.

Information regarding the members of the Slim Family and the executive officers and directors of each of AMX and GFI is set forth in Schedule I attached hereto. None of the Reporting Persons nor, to the best of their knowledge, any of the directors or executive officers listed in Schedule I has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Item 3.                     Source and Amount of Funds or Other Consideration.

In the period subsequent to the filing of Amendment No. 8 to the Schedule 13D filed with the Commission on July 30, 2010 (the “Eighth Amendment”), the Reporting Persons acquired L Shares and A Shares pursuant to the following purchases:

AMX, together with a subsidiary it controls, purchased (i) 199,236,920 L Shares for an aggregate price of U.S.$178,838,434 and (ii) 980,600 A Shares for an aggregate price of U.S.$891,378.   The funds used to purchase these shares were obtained from the working capital of AMX.

GFI, through a subsidiary it controls, purchased 8,300 A Shares for an aggregate price of U.S.$7,300.  The funds used to purchase these shares were obtained from the working capital of GFI.

Item 4.                      Purpose of Transaction.

The Offers

AMX may be deemed to be controlled by the Slim Family.  For a description of the ownership interests and voting rights of the Slim Family in AMX, please see the Schedule 13D filed with the Commission on March 8, 2001, as subsequently amended (the “Schedule 13D”) by the Reporting Persons (excluding AMX) and Inmobiliaria Carso, S.A. de C.V., with respect to, among other equity securities, the Series L Shares, without par value (“AMX L Shares”) of AMX.

On May 11, 2010, AMX launched the following two exchange offers:

•
an exchange offer to the shareholders of CGT pursuant to which AMX offered to exchange 2.0474 AMX L Shares for each Series A1 share of CGT tendered and 0.20474 AMX L Share American Depositary Shares (“AMX L Share ADSs”) for each CGT ADS tendered (the “CGT Offer”); and

•
an exchange offer to the shareholders of the Issuer pursuant to which AMX offered to exchange, at the holder’s option, (i) either (a) 0.373 AMX L Shares for each L Share or A Share tendered or (b) Ps. 11.66 for each L Share or A Share tendered, and (2) either (a) 0.373 AMX L Share ADSs for each L Share ADS or A Share ADS tendered or (b) Ps. 233.20 for each L Share ADS or A Share ADS tendered (the “TI Offer” and together with the CGT Offer, the “Offers”).

A copy of AMX’s announcement of the commencement of the Offers was filed by AMX on Form 425 with the Commission on May 11, 2010 (the “AMX Announcement”) and is incorporated herein by reference.  The description herein of the Offers and the matters contemplated thereby is qualified in its entirety by reference to the AMX Announcement and any subsequent filings with the Commission made by AMX relating to the Offers.

The Offers expired on June 10, 2010.  As a result of the Offers, AMX paid Ps. 26,783,689,342.30 cash (equivalent to approximately U.S. $2,120,640,486.00, based on the exchange rate of June 15, 2010) and issued 1,349,272,707 L Shares (including AMX L Shares represented by ADSs) in exchange for (i) 3,462,401,592 Shares of CGT (including shares represented by ADSs), and (ii) 5,850,107,024 L Shares (including shares represented by ADSs) and 64,303,485 A Shares (including shares represented by ADSs) of the Issuer.  As of the consummation of the Offers, AMX owned 93.5% of the Issuer’s outstanding shares and 99.4% of CGT’s outstanding shares.

Control of Issuer

As a result of the Offers, AMX beneficially owns 100.0% of the issued and outstanding Series AA shares, no par value, of the Issuer (the “AA Shares”) and through its indirect ownership of the AA Shares, AMX may be deemed to control the Issuer.  See “—Issuer’s Bylaws” below for a description of the voting rights of AA Shares and A Shares.

Delisting

On August 5, 2010, the Issuer issued a press release (the “Telint Announcement”), in which the Issuer announced the following:

 (i) at a general extraordinary shareholders' meeting held on August 4, 2010, the Issuer's shareholders approved the Issuer's decision to delist its American Depositary Shares (ADSs) from the New York Stock Exchange (NYSE) and the Mercado de Valores Latinoamericanos in Madrid, Spain (Latibex) and to terminate its American Depositary Receipt (ADR) programs;

 (ii) the Issuer would provide written notice to the NYSE on that date, and would file the related Form 25 with the Commission on or about August 16, 2010;

(iii) the Issuer would provide written notice to The Bank of New York Mellon of the termination of its ADR programs on that date (consequently, The Bank of New York Mellon will provide 30 days' notice of termination to all holders of ADRs);

(iv) the Issuer will continue to be registered under the Exchange Act for the time being.  Once the delisting of the Issuer’s ADSs has become effective and the Issuer meets the criteria for terminating its reporting obligations under the Exchange Act, the Issuer intends to file Form 15F with the Comission in order to deregister all classes of its registered securities; and

(v) AMX and the Issuer have not yet determined whether or when they will seek to delist the Issuer’s shares from the Mexican Stock Exchange.

A copy of the Telint Announcement was filed by the Issuer on Form 6-K with the Commission on August 5, 2010 and is incorporated herein by reference.  The description herein of the transactions or potential transactions in (i) - (v) above is qualified in its entirety by reference to the Telint Announcement and any subsequent filings with the Commission made by the Issuer relating to thereto.

On August 16, 2010, the Issuer filed Form 25 with the Commission and expects the delisting of its ADSs from NYSE to become effective on August 26, 2010.

The L Shares and A Shares of the Issuer will continue to trade on the Mexican Stock Exchange unless (a) the Comisión Nacional de Bancarios y Valores (“CNBV”) authorizes the cancellation of the registration of such shares in the National Securities Registry of the CNBV (“deregistration”) and (b) the Mexican Stock Exchange effects the delisting of such shares.  The Mexican Securities Law provides that the CNBV shall authorize deregistration and delisting if the interests of minority shareholders and the market in general have been adequately protected.  Under Mexican law, among other conditions, approval of the holders of at least 95% of the outstanding L Shares and A Shares of the Issuer (with all series voting as a single class) voting at a shareholders meeting to approve resolutions permitting deregistration and delisting would be required.

If the applicable legal requirements for deregistration and delisting are met, AMX intends to take the steps necessary to obtain such approval and to seek the authorization of the CNBV for deregistration and delisting.  Even if the shareholders of the Issuer do approve deregistration and delisting by a vote of 95% or more of the L Shares and A Shares of the Issuer, it is possible that the CNBV would not provide the necessary authorization. In that case, the Issuer will continue to be a registered public company in Mexico and the L Shares and A Shares of the Issuer will remain listed on the Mexican Stock Exchange.

AMX or the Issuer may also acquire L Shares and A Shares of the Issuer, including by means of open market purchases or privately negotiated purchases.

Issuer’s Bylaws

Under the Issuer’s bylaws, AA Shares and A Shares have full voting rights and L Shares have limited voting rights.  Each AA Share and each A Share is convertible at the holder's option into one L Share, in each case subject to restrictions under the Issuer's by-laws, which are summarized in the table below.

Class of Issuer’s Capital Stock	% of Issuer’s Outstanding Capital Stock	% of Combined Number of Outstanding AA Shares and A Shares

L Shares	No more than 80%

A Shares	No more than 19.6%	No more than 49%

AA Shares	At least 20% but no more than 51%	No less than 51%

Combined AA Shares and A Shares	No more than 51%

Combined A Shares and L Shares	No more than 80%

Other Plans or Proposals

Except as set forth in this Statement, none of the Reporting Persons currently has plans or proposals which relate to or which would result in any of the actions or transactions described in paragraphs (a) through (j) of Item 4 of the instructions to Schedule 13D.  However, from time to time the Reporting Persons may evaluate the possibility of acquiring additional A Shares and L Shares, disposing of A Shares and L Shares, or entering into corporate transactions involving the Issuer (including, but not limited to, joint ventures and/or other commercial arrangements with the Issuer).  The Reporting Persons reserve the right to formulate plans or proposals regarding the Issuer or any of its securities and to carry out any of the actions or transactions described in paragraphs (a) through (j) of Item 4 of the instructions to this Schedule 13D, to the extent deemed advisable by the Reporting Persons.

Item 5.                    Interest in Securities of the Issuer.

(a)           The Reporting Persons have, as of August 13, 2010, the following interests in the A Shares and L Shares:

	A Shares(1)		L Shares(2)
	Number	% of Class	Number	% of Class
Carlos Slim Helú(3)	157,389,627	40.9%	13,449,243,872	94.9%
Carlos Slim Domit(4)	157,389,627	40.9%	13,449,243,872	94.9%
Marco Antonio Slim Domit(5)	157,389,627	40.9%	13,449,243,872	94.9%
Patrick Slim Domit(6)	157,389,627	40.9%	13,449,243,872	94.9%
María Soumaya Slim Domit(7)	157,389,627	40.9%	13,449,243,872	94.9%
Vanessa Paola Slim Domit(8)	157,389,627	40.9%	13,449,243,872	94.9%
Johanna Monique Slim Domit(9)	157,389,627	40.9%	13,449,243,872	94.9%
AMX(10)	157,389,627	40.9%	13,449,243,872	94.9%
GFI	—	—	—	—

(1)	Based upon 384,848,587 A Shares outstanding as of August 13, 2010, as reported by the Mexican Stock Exchange. Includes A Shares held in the form of A Share ADSs.

(2)
Based upon 9,509,126,491 L Shares outstanding as of August 13, 2010, as reported by the Mexican Stock Exchange.  The total number of L Shares outstanding also includes L Shares held in the form of L Share ADSs but does not include the conversion of any A Shares or AA Shares to L Shares.  In addition, L Share totals and percentages assume that all of the A Shares held by the Reporting Persons and 4,512,881,850 AA Shares held by AMX, which may be deemed to be beneficially owned by the Slim Family, have been converted into L Shares.  In accordance with the restrictions set forth in Item 4 above, the maximum number of AA Shares that could, as of the date hereof, be converted to L Shares is 4,512,881,850.

(3)	Includes A Shares and L Shares beneficially owned through AMX (the “Family Shares”).

(4)	Includes the Family Shares.

(5)	Includes the Family Shares.

(6)	Includes the Family Shares.

(7)	Includes the Family Shares.

(8)	Includes the Family Shares.

(9)	Includes the Family Shares.

(10)	Includes A Shares and L Shares owned directly by AMX, as well as A Shares and L Shares beneficially owned through CGT and other subsidiaries. See Item 4.

(b)           Because the Slim Family may be deemed to control, directly or indirectly, each of AMX and GFI, the Slim Family may be deemed to share the power to vote or dispose of, or to direct the voting or disposition of, any A Shares or L Shares controlled by such persons.  Except as otherwise disclosed herein, none of the Reporting Persons shares voting or disposition power with respect to any of the A Shares or L Shares owned by the Reporting Persons.

(c)           All transactions in A Shares and L Shares effected by the Reporting Persons for the period subsequent to the filing of the Eighth Amendment are listed in Schedule II.

(d)           Because the Slim Family may be deemed to control, directly or indirectly, each of AMX and GFI, the Slim Family may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, any A Shares or L Shares controlled by such persons.  Except as disclosed herein, no person other than the Reporting Persons has or will have any right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, A Shares or L Shares owned by the Reporting Persons.

(e)           Not applicable.

Item 6.                    Contracts, Arrangements, Understandings or Relationships With Respect to
Securities of the Issuer.

CGT, a subsidiary of AMX, has entered into certain Forward Share Purchase Transactions pursuant to which it is obligated to buy L Shares of Telmex (in the form of L Shares ADSs of Telmex) from a counterparty on the terms specified below.  CGT entered into each of these Forward Purchase Transactions prior to the Escisión (as described in the Schedule 13D filed by the Reporting Persons on June 24, 2008) and is discussing with the counterparties of these contracts the adjustments necessary to reflect the Escisión.  For purposes of this Schedule 13D, AMX has assumed that L Shares of the Issuer are the subject of each contract listed below and has treated such L Shares as beneficially owned by AMX (through CGT).

Counterparty	Expiration Date	Number of L Shares	Purchase Price per L Share	Interest Rate
BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, S.A. de C.V.	May 18, 2011	97,943,200	$1.0210	LIBOR + 0.250%
BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, S.A. de C.V.	May 18, 2011	181,323,680	$1.1030	LIBOR + 0.250%
Santander Central Hispano Benelux S.A. de N.V.	September 13, 2011	83,091,000	$1.2035	LIBOR + 0.20%

Wachovia Bank National Association	September 14, 2011	83,091,000	$1.2035	LIBOR + 0.25%
Santander Central Hispano Benelux S.A. de N.V.	October 17, 2011	74,019,260	$1.351	LIBOR + 0.20%
Santander Central Hispano Benelux S.A. de N.V.	December 7, 2011	149,031,300	$1.342	LIBOR + 0.20%
Santander Central Hispano Benelux S.A. de N.V.	December 19, 2011	144,613,160	$1.383	LIBOR + 0.20%
BNP Paribas, S.A.	December 19, 2011	71,864,900	$1.3915	LIBOR + 0.20%
BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, S.A. de C.V.	February 17, 2012	193,361,280	$1.551	LIBOR + 0.250%
Santander Central Hispano Benelux S.A. de N.V.	April 18, 2012	56,069,540	$1.7835	LIBOR + 0.20%
Santander Central Hispano Benelux S.A. de N.V.	May 14, 2012	54,127,200	$1.8475	LIBOR + 0.20%
BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, S.A. de C.V.	May 17, 2012	114,351,060	$1.7490	LIBOR + 0.25%
BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, S.A. de C.V.	August 17, 2012	121,175,420	$1.6505	LIBOR + 0.25%

Other than as disclosed herein, there are no other contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons and between such persons and any person with respect to A Shares or L Shares.

Item 7.                     Material to be Filed as Exhibits

                The Powers of Attorney for (i) the members of the Slim Family, filed as exhibits to the Form 4 filed by the Reporting Persons with the Commission on January 2, 2009 in respect of their ownership of equity shares in Bronco Drilling Company, Inc., (ii) GFI, filed as an exhibit to Amendment No. 1 to the Schedule 13G filed by the Reporting Persons with the Commission on January 22, 2009 in respect of its ownership in equity shares of the New York Times Company, and (iii) AMX, filed as an exhibit to the Eighth Amendment, and the Joint Filing Agreement, filed as an exhibit to the Eighth Amendment are all hereby incorporated herein by reference.

SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Carlos Slim Helú _______________________

Carlos Slim Domit _______________________	By: /s/ Eduardo Valdés Acra
Eduardo Valdés Acra
Marco Antonio Slim Domit _______________________	Attorney-in-Fact
September 1, 2010
Patrick Slim Domit _______________________

María Soumaya Slim Domit _______________________

Vanessa Paola Slim Domit _______________________

Johanna Monique Slim Domit _______________________

AMÉRICA MÓVIL, S.A.B. DE C.V. _______________________

GRUPO FINANCIERO INBURSA, S.A.B. DE C.V.
_______________________
By: Raul Humberto Zepeda Ruiz
Title: Attorney-in-Fact

SCHEDULE I
All of the individuals listed below are citizens of México.

THE SLIM FAMILY

Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 México D.F., México

Name	Principal Occupation

Carlos Slim Helú
Chairman of the Board of Directors of Carso Infraestructura y Construcción, S.A.B. de C.V. and Chairman of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Carlos Slim Domit
Chairman of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman of the Board of Directors of Telmex Internacional, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Carso, S.A.B. de C.V., Chairman of the Board of Directors of Carso Global Telecom, S.A.B. de C.V., Chairman of the Board of Directors and Chief Executive Officer of Grupo Sanborns, S.A. de C.V., and Board Member of Sanborn Hermanos, S.A., Sears Roebuck, S.A. de C.V., Grupo Condumex, S.A. de C.V., Carso Global Telecom, S.A.B. de C.V.and Fundación Carlos Slim, A.C.

Marco Antonio Slim Domit
Chairman of the Board of Directors and Chief Executive Officer of Grupo Financiero Inbursa, S.A.B. de C.V., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., América Móvil, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Sears Roebuck, S.A. de C.V.

Patrick Slim Domit
Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Telvista, S.A. de C.V., Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., Vice President of Grupo Carso, S.A.B. de C.V. and Board Member of Grupo Carso, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

María Soumaya Slim Domit	Vice President of Museo Soumaya, President of the Board of Directors of Aqui Estoy, A.C. and Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V.

Vanessa Paola Slim Domit	Private Investor, Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V. and Instituto Carlos Slim de la Salud, A.C.

Johanna Monique Slim Domit	Private Investor and Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V.

 AMÉRICA MÓVIL, S.A.B. de C.V.

Lago Alberto 366, Colonia Anáhuac, 11320 México D.F., México

Name and Position	Principal Occupation

Directors

Patrick Slim Domit (Chairman)
Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Telvista, S.A. de C.V., Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., Vice President of Grupo Carso, S.A.B. de C.V. and Board Member of Grupo Carso, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Daniel Hajj Aboumrad
Director and Member of the Executive Committee and the Operations in Puerto Rico and the United States of America Committee of América Móvil, S.A.B. de C.V., Director of Grupo Carso, S.A.B. de C.V., and Alternate Director of Carso Global Telecom S.A.B. de C.V.

Alejandro Soberón Kuri
Director, Chairman of the Audit and Corporate Practices Committee and Member of the Operations in Puerto Rico and the United States of America Committee of América Móvil, S.A.B. de C.V., Chief Executive Officer of Corporación Interamericana de Entretenimiento, S.A.B. de C.V., and Chairman of Corporación Interamericana de Entretenimiento, S.A.B. de C.V.

Carlos Bremer Gutiérrez
Director and Member of the Audit and Corporate Practices Committee and the Operations in Puerto Rico and the United States of America Committee of América Móvil, S.A.B. de C.V., Director of Value Grupo Financiero, S.A.B. de C.V., and Chief Operating Officer of Abaco Casa de Bolsa, S.A. de C.V.

Rayford Wilkins	Director and Member of the Executive Committee of América Móvil, S.A.B. de C.V., Chief Executive Officer of the AT&T Diversified Businesses Division, and Director of Telmex Internacional.

Mike Viola	Director of América Móvil, S.A.B. de C.V., Senior Vice President of Corporate Finance AT&T, Inc., and Director of Telmex.

Ernesto Vega Velasco
Director and Member of the Audit and Corporate Practices Committee and the Operations in Puerto Rico and the United States of America Committee of América Móvil, S.A.B. de C.V., Chairman of Wal-Mart de México, S.A.B. de C.V. and Director of Kuo, S.A.B. de C.V., Dine, S.A.B. de C.V. and Grupo Aeroportuario del Pacífico, S.A.B. de C.V., and Alternate Director of Industrias Peñoles, S.A.B. de C.V.

Santiago Cosío Pando	Director and Member of the Operations in Puerto Rico and the United States of America Committee of América Móvil, S.A.B. de C.V., and President of Grupo Pando, S.A. de C.V.

Pablo Roberto González Guajardo
Director and Member of the Audit and Corporate Practices Committee and the Operations in Puerto Rico and the United States of America Committee of América Móvil, S.A.B. de C.V., Chief Executive Officer of Kimberly Clark de Mexico, S.A.B. de C.V., Member of the Board of Directors of Corporación Scribe, S.A.P.I. de C.V. and Alternate Director of Kimberly Clark de Mexico, S.A.B. de C.V.

David Ibarra Muñoz
Director and Member of the Operations in Puerto Rico and the United States of America Committee, Director of Grupo Financiero Inbursa, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Executive Officers

Daniel Hajj Aboumrad
Director and Member of the Executive Committee and the Operations in Puerto Rico and the United States of America Committee of América Móvil, S.A.B. de C.V., Director of Grupo Carso, S.A.B. de C.V., and Alternate Director of Carso Global Telecom S.A.B. de C.V.

Carlos José García Moreno Elizondo	Chief Financial Officer of América Móvil, S.A.B. de C.V.

GRUPO FINANCIERO INBURSA, S.A.B. de C.V.

Paseo de las Palmas 736, Col. Lomas Chapultepec, 11000 Mexico D.F., México

Name and Position	Principal Occupation

Directors

Marco Antonio Slim Domit (Chairman of the Board)
Chairman of the Board of Directors and Chief Executive Officer of Grupo Financiero Inbursa, S.A.B. de C.V., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., América Móvil, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Sears Roebuck, S.A. de C.V.

Eduardo Valdés Acra (Vice-Chairman of the Board)
Chief Executive Officer of Inversora Bursátil, S.A. de C.V., Casa de Bolsa, Grupo Financiero Inbursa and Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and its subsidiaries, Carso Global Telecom, S.A.B. de C.V., Grupo Carso, S.A.B. de C.V. and Teléfonos de México, S.A.B. de C.V.

Agustín Franco Macias (Director)	Chairman of Cryoinfra, S.A. de C.V. Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and Grupo Infra, S.A. de C.V.

Claudio X. González Laporte (Director)
Chairman of the Board of Kimberly Clark de México, S.A. de C.V. Board Member of Grupo Carso, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., General Electric Co., Kellogs Co., Unilever, Grupo Alfa, S.A. de C.V., Grupo México, S.A.B. de C.V., Grupo Modelo, S.A.B. de C. V. and The Mexico Fund, Inc.

Juan Antonio Peréz Simón (Director)
Vice-Chairman of Teléfonos de México, S.A.B. de C.V. and Chairman of the Board of Sanborns Hermanos S.A. Board Member of Carso Global Telecom, S.A.B. de C.V., Grupo Carso, S.A.B. de C.V., Grupo Financiero Inbursa, S.A.B. de C.V. and some of its subsidiaries, Cigarros la Tabacalera, S.A. de C.V., Radio Móvil Dipsa, S.A. de C.V. and Sears Roebuck S.A. de C.V.

David Ibarra Muñoz (Director)
Director and Member of the Operations in Puerto Rico and the United States of America Committee, Director of Grupo Financiero Inbursa, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Jose Kuri Harfush (Director)
Chief Executive Officer of Janel, S.A. de C.V. Board Member of Teléfonos de México, S.A.B. de C.V., América Móvil, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Grupo carso, S.A.B. de C.V., Grupo Financiero Inbursa, S.A.B. de C.V. and its subsidiaries, Impulsora del desarrollo y el Empleo en América Latina, S.A.B. de C.V. and Grupo Sanborns, S.A. de C.V.

Héctor Slim Seade (Director)	Chief Executive Officer of Teléfonos de México, S.A.B. de C.V. and Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and several of its subsidiaries and Teléfonos de México, S.A.B. de C.V.

Arturo Elías Ayub (Director)
Chief Officer of Relationships with Investors and member of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Board Member of Grupo Carso, S.A.B. de C.V., America Móvil, S.A.B. de C.V. and Grupo Financiero Inbursa, S.A.B. de C.V.

Javier Foncerrada Izquierdo (Director)	Chief Executive Officer of Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and its subsidiaries.

Antonio Cosío Pando (Director)
Chief Executive Officer of Compañía Industrial Tepejí del Río, Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and some of its subsidiaries, Teléfonos de México, S.A.B. de C.V., Sears Roebuck, S.A. de C.V, Carso Infraestructura y Construcción, S.A.B. de C.V., and Grupo Carso, S.A.B. de C.V.

Guillermo Gutiérrez Saldívar (Director)	President of the Board of Directors of Grupo Idesa, S.A. de C.V. and Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and some of its subsidiaries.

Laura Diez Barroso Azcárraga de Laviada (Director)	President and Chief Executive Officer of Grupo LCA Capital.

Leopoldo Rodés Castañé (Director)	President of the Board of Directors of Media Planning Group, S.A. and Board Member of La Caixa D’Estalvis I Pensions de Barcelona.

Isidro Faine Casas (Director)	Board Member of Criteria Caixa Corp. S.A. and other international companies.

Juan María Nin Genoveva (Director)	Board Member of Criteria Caixa Corp. S.A. and other international companies.

Gonzalo Gortazar Rotoaeche (Alternate Director)	Chief Executive Officer and Board Member of of Criteria Caixa Corp. S.A. and other international companies.

Tomás Muniesa Arantegui (Alternate Director)	General Executive Officer of La Caixa D’Estalvis I Pensions de Barcelona, Delegate Director of Grupo Caifor among other international companies.

Executive Officers

Marco Antonio Slim Domit (President)
Chairman of the Board of Directors of Grupo Financiero Inbursa, S.A.B. de C.V., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., América Móvil, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Sears Roebuck, S.A. de C.V.

SCHEDULE II

For the period subsequent to the filing of the Eighth Amendment, the Reporting Persons set forth below effected the following transactions in A Shares and L Shares on the Mexican Stock Exchange.  The prices below reflect the price paid (in US$ based upon the Exchange Rate published by the Banco de México on the trade date) by the purchasers per A Share or L Share on the relevant trade date.

A Shares

Reporting Person	Type of Transaction	Trade Date	Number of A Shares	Price per Share U.S. Dollars
América Móvil	Purchase	06/17/10	21,800	0.88
América Móvil	Purchase	06/17/10	2,600	0.88
GFI	Sale	06/23/10	800	0.90
América Móvil	Purchase	06/23/10	20,700	0.90
América Móvil	Purchase	06/23/10	800	0.90
América Móvil	Purchase	06/23/10	400	0.90
América Móvil	Purchase	06/24/10	14,200	0.90
América Móvil	Purchase	06/24/10	4,500	0.90
América Móvil	Purchase	06/24/10	11,000	0.90
América Móvil	Purchase	06/28/10	16,000	0.90
América Móvil	Purchase	06/28/10	4,000	0.90
América Móvil	Purchase	06/28/10	11,000	0.90
América Móvil	Purchase	07/01/10	24,000	0.88
GFI	Sale	07/01/10	8,300	0.88
América Móvil	Purchase	07/01/10	10,000	0.88
América Móvil	Purchase	07/01/10	1,700	0.88
América Móvil	Purchase	07/01/10	200	0.88
GFI	Purchase	07/05/10	3,400	0.87
América Móvil	Purchase	07/05/10	8,000	0.88
América Móvil	Purchase	07/05/10	12,000	0.88
América Móvil	Purchase	07/05/10	16,700	0.88
GFI	Purchase	07/06/10	4,900	0.88
América Móvil	Purchase	07/06/10	3,600	0.88
América Móvil	Purchase	07/06/10	10,900	0.89
América Móvil	Purchase	07/06/10	900	0.89
América Móvil	Purchase	07/07/10	30,000	0.90
América Móvil	Purchase	07/07/10	7,200	0.90
América Móvil	Purchase	07/07/10	12,800	0.90
América Móvil	Purchase	07/07/10	37,200	0.90
América Móvil	Purchase	07/08/10	200	0.90
América Móvil	Purchase	07/08/10	200	0.90
América Móvil	Purchase	07/12/10	1,100	0.90
América Móvil	Purchase	07/12/10	2,700	0.90
América Móvil	Purchase	07/13/10	6,000	0.91
América Móvil	Purchase	07/13/10	18,000	0.91
América Móvil	Purchase	07/15/10	400	0.90
América Móvil	Purchase	07/15/10	100	0.90
América Móvil	Purchase	07/19/10	54,800	0.90
América Móvil	Purchase	07/20/10	12,700	0.90
América Móvil	Purchase	07/20/10	28,800	0.90
América Móvil	Purchase	07/20/10	10,000	0.90
América Móvil	Purchase	07/22/10	4,900	0.91
América Móvil	Purchase	07/22/10	1,800	0.91
América Móvil	Purchase	07/22/10	1,700	0.91
América Móvil	Purchase	07/22/10	100	0.91
América Móvil	Purchase	07/23/10	9,000	0.91
América Móvil	Purchase	07/23/10	3,400	0.91
América Móvil	Purchase	07/27/10	20,700	0.92
América Móvil	Purchase	07/27/10	6,600	0.92
América Móvil	Purchase	07/27/10	200	0.92
América Móvil	Purchase	07/28/10	100	0.91
América Móvil	Purchase	07/28/10	22,000	0.91
América Móvil	Purchase	07/29/10	20,000	0.91
América Móvil	Purchase	07/29/10	5,000	0.91
América Móvil	Purchase	07/29/10	1,500	0.91
América Móvil	Purchase	07/30/10	15,000	0.92
América Móvil	Purchase	07/30/10	18,000	0.92
América Móvil	Purchase	08/02/10	400	0.92
América Móvil	Purchase	08/02/10	900	0.92
América Móvil	Purchase	08/02/10	17,000	0.92
América Móvil	Purchase	08/03/10	100	0.92
América Móvil	Purchase	08/03/10	16,000	0.92
América Móvil	Purchase	08/04/10	20,000	0.92
América Móvil	Purchase	08/05/10	63,000	0.93
América Móvil	Purchase	08/05/10	39,700	0.93
América Móvil	Purchase	08/05/10	30,000	0.93
América Móvil	Purchase	08/06/10	80,000	0.92
América Móvil	Purchase	08/06/10	36,000	0.92
América Móvil	Purchase	08/09/10	10,000	0.92
América Móvil	Purchase	08/10/10	20,000	0.92
América Móvil	Purchase	08/11/10	40,000	0.91
América Móvil	Purchase	08/11/10	1,100	0.91
América Móvil	Purchase	08/12/10	1,500	0.91
América Móvil	Purchase	08/13/10	24,000	0.91
América Móvil	Purchase	08/13/10	10,000	0.91
América Móvil	Purchase	08/13/10	6,000	0.91
América Móvil	Purchase	08/13/10	17,700	0.91

L Shares

Reporting Person	Type of Transaction	Trade Date	Number of L Shares	Price per Share U.S. Dollars
América Móvil	Purchase	06/17/10	24,000	0.89
América Móvil	Purchase	06/17/10	100	0.90
América Móvil	Purchase	06/17/10	2,500	0.90
América Móvil	Purchase	06/17/10	32,000	0.90
América Móvil	Purchase	06/17/10	32,000	0.90
América Móvil	Purchase	06/17/10	4,000	0.90
América Móvil	Purchase	06/17/10	4,000	0.90
América Móvil	Purchase	06/17/10	1,400	0.90
América Móvil	Purchase	06/17/10	4,000	0.89
América Móvil	Purchase	06/17/10	4,000	0.89
América Móvil	Purchase	06/17/10	4,000	0.89
América Móvil	Purchase	06/17/10	4,000	0.89
América Móvil	Purchase	06/17/10	4,000	0.89
América Móvil	Purchase	06/17/10	4,000	0.89
América Móvil	Purchase	06/17/10	72,000	0.89
América Móvil	Purchase	06/17/10	30,600	0.89
América Móvil	Purchase	06/17/10	4,000	0.89
América Móvil	Purchase	06/17/10	24,000	0.89
América Móvil	Purchase	06/17/10	20,000	0.89
América Móvil	Purchase	06/17/10	4,000	0.89
América Móvil	Purchase	06/17/10	4,000	0.89
América Móvil	Purchase	06/17/10	4,000	0.89
América Móvil	Purchase	06/17/10	8,000	0.90
América Móvil	Purchase	06/17/10	4,000	0.90
América Móvil	Purchase	06/17/10	1,400	0.90
América Móvil	Purchase	06/17/10	2,600	0.89
América Móvil	Purchase	06/17/10	32,000	0.90
América Móvil	Purchase	06/17/10	4,000	0.90
América Móvil	Purchase	06/17/10	32,000	0.90
América Móvil	Purchase	06/17/10	29,400	0.90
América Móvil	Purchase	06/17/10	2,600	0.90
América Móvil	Purchase	06/17/10	32,000	0.90
América Móvil	Purchase	06/17/10	32,000	0.90
América Móvil	Purchase	06/17/10	32,000	0.90
América Móvil	Purchase	06/17/10	1,400	0.90
América Móvil	Purchase	06/17/10	30,600	0.90
América Móvil	Purchase	06/17/10	32,000	0.90
América Móvil	Purchase	06/17/10	12,000	0.90
América Móvil	Purchase	06/17/10	25,400	0.90
América Móvil	Purchase	06/17/10	7,400	0.90
América Móvil	Purchase	06/17/10	15,100	0.90
América Móvil	Purchase	06/17/10	32,000	0.90
América Móvil	Purchase	06/17/10	40,000	0.90
América Móvil	Purchase	06/17/10	5,500	0.90
América Móvil	Purchase	06/17/10	4,000	0.90
América Móvil	Purchase	06/17/10	100	0.90
América Móvil	Purchase	06/17/10	10,200	0.90
América Móvil	Purchase	06/17/10	4,200	0.90
América Móvil	Purchase	06/17/10	4,300	0.90
América Móvil	Purchase	06/17/10	4,700	0.90
América Móvil	Purchase	06/17/10	4,300	0.90
América Móvil	Purchase	06/17/10	5,600	0.90
América Móvil	Purchase	06/17/10	4,100	0.90
América Móvil	Purchase	06/17/10	4,500	0.90
América Móvil	Purchase	06/17/10	4,700	0.90
América Móvil	Purchase	06/17/10	6,500	0.90
América Móvil	Purchase	06/17/10	4,500	0.90
América Móvil	Purchase	06/17/10	4,800	0.90
América Móvil	Purchase	06/17/10	5,200	0.90
América Móvil	Purchase	06/17/10	5,000	0.90
América Móvil	Purchase	06/17/10	8,400	0.90
América Móvil	Purchase	06/17/10	9,900	0.90
América Móvil	Purchase	06/17/10	5,000	0.90
América Móvil	Purchase	06/17/10	22,700	0.89
América Móvil	Purchase	06/17/10	9,500	0.89
América Móvil	Purchase	06/17/10	32,000	0.89
América Móvil	Purchase	06/17/10	32,000	0.89
América Móvil	Purchase	06/17/10	26,500	0.89
América Móvil	Purchase	06/17/10	32,000	0.89
América Móvil	Purchase	06/17/10	32,000	0.89
América Móvil	Purchase	06/17/10	31,100	0.89
América Móvil	Purchase	06/17/10	4,900	0.89
América Móvil	Purchase	06/17/10	27,100	0.89
América Móvil	Purchase	06/17/10	31,800	0.89
América Móvil	Purchase	06/17/10	34,400	0.89
América Móvil	Purchase	06/17/10	6,700	0.89
América Móvil	Purchase	06/17/10	22,800	0.89
América Móvil	Purchase	06/17/10	28,100	0.89
América Móvil	Purchase	06/17/10	20,000	0.89
América Móvil	Purchase	06/17/10	29,100	0.89
América Móvil	Purchase	06/17/10	3,400	0.89
América Móvil	Purchase	06/17/10	34,300	0.89
América Móvil	Purchase	06/17/10	33,100	0.89
América Móvil	Purchase	06/17/10	29,000	0.89
América Móvil	Purchase	06/17/10	200	0.89
América Móvil	Purchase	06/17/10	27,600	0.89
América Móvil	Purchase	06/17/10	22,100	0.89
América Móvil	Purchase	06/17/10	11,700	0.89
América Móvil	Purchase	06/18/10	300	0.90
América Móvil	Purchase	06/18/10	300	0.90
América Móvil	Purchase	06/18/10	400	0.90
América Móvil	Purchase	06/18/10	600	0.90
América Móvil	Purchase	06/18/10	700	0.90
América Móvil	Purchase	06/18/10	300	0.90
América Móvil	Purchase	06/18/10	500	0.90
América Móvil	Purchase	06/18/10	500	0.90
América Móvil	Purchase	06/18/10	300	0.90
América Móvil	Purchase	06/18/10	300	0.90
América Móvil	Purchase	06/18/10	400	0.90
América Móvil	Purchase	06/18/10	32,000	0.90
América Móvil	Purchase	06/18/10	32,000	0.90
América Móvil	Purchase	06/18/10	31,400	0.90
América Móvil	Purchase	06/18/10	32,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	32,000	0.90
América Móvil	Purchase	06/18/10	20,000	0.90
América Móvil	Purchase	06/18/10	24,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	32,000	0.90
América Móvil	Purchase	06/18/10	32,000	0.90
América Móvil	Purchase	06/18/10	700	0.90
América Móvil	Purchase	06/18/10	32,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	8,000	0.90
América Móvil	Purchase	06/18/10	8,000	0.90
América Móvil	Purchase	06/18/10	39,300	0.90
América Móvil	Purchase	06/18/10	24,000	0.90
América Móvil	Purchase	06/18/10	32,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	40,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	12,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	32,000	0.90
América Móvil	Purchase	06/18/10	8,000	0.90
América Móvil	Purchase	06/18/10	300	0.90
América Móvil	Purchase	06/18/10	600	0.90
América Móvil	Purchase	06/18/10	400	0.90
América Móvil	Purchase	06/18/10	400	0.90
América Móvil	Purchase	06/18/10	300	0.90
América Móvil	Purchase	06/18/10	300	0.90
América Móvil	Purchase	06/18/10	300	0.90
América Móvil	Purchase	06/18/10	400	0.90
América Móvil	Purchase	06/18/10	500	0.90
América Móvil	Purchase	06/18/10	8,300	0.90
América Móvil	Purchase	06/18/10	400	0.90
América Móvil	Purchase	06/18/10	500	0.90
América Móvil	Purchase	06/18/10	300	0.90
América Móvil	Purchase	06/18/10	700	0.90
América Móvil	Purchase	06/18/10	400	0.90
América Móvil	Purchase	06/18/10	500	0.90
América Móvil	Purchase	06/18/10	600	0.90
América Móvil	Purchase	06/18/10	400	0.90
América Móvil	Purchase	06/18/10	800	0.90
América Móvil	Purchase	06/18/10	300	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,400	0.90
América Móvil	Purchase	06/18/10	17,500	0.90
América Móvil	Purchase	06/18/10	24,000	0.90
América Móvil	Purchase	06/18/10	20,000	0.93
América Móvil	Purchase	06/18/10	1,400	0.93
América Móvil	Purchase	06/18/10	17,500	0.93
América Móvil	Purchase	06/18/10	15,200	0.93
América Móvil	Purchase	06/18/10	24,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	32,000	0.90
América Móvil	Purchase	06/18/10	20,000	0.90
América Móvil	Purchase	06/18/10	24,000	0.90
América Móvil	Purchase	06/18/10	32,000	0.90
América Móvil	Purchase	06/18/10	8,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	32,000	0.90
América Móvil	Purchase	06/18/10	32,000	0.90
América Móvil	Purchase	06/18/10	32,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	32,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	32,000	0.90
América Móvil	Purchase	06/18/10	44,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	17,500	0.90
América Móvil	Purchase	06/18/10	32,000	0.90
América Móvil	Purchase	06/18/10	40,000	0.90
América Móvil	Purchase	06/18/10	6,500	0.90
América Móvil	Purchase	06/18/10	24,000	0.90
América Móvil	Purchase	06/18/10	32,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	4,000	0.90
América Móvil	Purchase	06/18/10	36,000	0.90
América Móvil	Purchase	06/18/10	100,000	0.90
América Móvil	Purchase	06/18/10	17,500	0.90
América Móvil	Purchase	06/18/10	17,400	0.90
América Móvil	Purchase	06/18/10	65,100	0.90
América Móvil	Purchase	06/18/10	1,934,900	0.90
América Móvil	Purchase	06/18/10	17,500	0.90
América Móvil	Purchase	06/18/10	47,600	0.90
América Móvil	Purchase	06/18/10	3,100,000	0.90
América Móvil	Purchase	06/18/10	16,847,400	0.90
América Móvil	Purchase	06/18/10	1,000	0.90
América Móvil	Purchase	06/18/10	8,000	0.90
América Móvil	Purchase	06/18/10	43,600	0.90
América Móvil	Purchase	06/18/10	100,000	0.89
América Móvil	Purchase	06/18/10	2,000,000	0.89
América Móvil	Purchase	06/18/10	100,000	0.89
América Móvil	Purchase	06/18/10	900,000	0.89
América Móvil	Purchase	06/18/10	380,700	0.89
América Móvil	Purchase	06/18/10	37,800	0.89
América Móvil	Purchase	06/18/10	62,200	0.89
América Móvil	Purchase	06/18/10	682,200	0.89
América Móvil	Purchase	06/18/10	23,500	0.89
América Móvil	Purchase	06/18/10	94,300	0.89
América Móvil	Purchase	06/18/10	764,600	0.89
América Móvil	Purchase	06/18/10	98,000	0.90
América Móvil	Purchase	06/18/10	22,500	0.90
América Móvil	Purchase	06/18/10	1,000,000	0.90
América Móvil	Purchase	06/18/10	79,500	0.90
América Móvil	Purchase	06/18/10	30,000	0.90
América Móvil	Purchase	06/18/10	724,700	0.90
América Móvil	Purchase	06/18/10	30,000	0.90
América Móvil	Purchase	06/21/10	969,040	0.91
América Móvil	Purchase	06/21/10	24,000	0.90
América Móvil	Purchase	06/21/10	2,500	0.90
América Móvil	Purchase	06/21/10	32,000	0.90
América Móvil	Purchase	06/21/10	40,000	0.90
América Móvil	Purchase	06/21/10	1,500	0.90
América Móvil	Purchase	06/21/10	100	0.90
América Móvil	Purchase	06/21/10	2,000	0.90
América Móvil	Purchase	06/21/10	2,000	0.90
América Móvil	Purchase	06/21/10	4,000	0.90
América Móvil	Purchase	06/21/10	2,000	0.90
América Móvil	Purchase	06/21/10	32,000	0.90
América Móvil	Purchase	06/21/10	10,000	0.90
América Móvil	Purchase	06/21/10	2,000	0.90
América Móvil	Purchase	06/21/10	2,000	0.90
América Móvil	Purchase	06/21/10	40,000	0.90
América Móvil	Purchase	06/21/10	3,900	0.90
América Móvil	Purchase	06/21/10	2,500	0.90
América Móvil	Purchase	06/21/10	30,000	0.90
América Móvil	Purchase	06/21/10	24,000	0.90
América Móvil	Purchase	06/21/10	40,000	0.90
América Móvil	Purchase	06/21/10	3,500	0.90
América Móvil	Purchase	06/21/10	24,000	0.90
América Móvil	Purchase	06/21/10	32,000	0.90
América Móvil	Purchase	06/21/10	40,000	0.90
América Móvil	Purchase	06/21/10	4,000	0.90
América Móvil	Purchase	06/21/10	12,000	0.90
América Móvil	Purchase	06/21/10	8,000	0.90
América Móvil	Purchase	06/21/10	32,000	0.90
América Móvil	Purchase	06/21/10	2,000	0.90
América Móvil	Purchase	06/21/10	2,000	0.90
América Móvil	Purchase	06/21/10	2,000	0.90
América Móvil	Purchase	06/21/10	10,000	0.90
América Móvil	Purchase	06/21/10	2,000	0.90
América Móvil	Purchase	06/21/10	8,000	0.90
América Móvil	Purchase	06/21/10	8,000	0.90
América Móvil	Purchase	06/21/10	2,000	0.90
América Móvil	Purchase	06/21/10	2,000	0.90
América Móvil	Purchase	06/21/10	6,000	0.90
América Móvil	Purchase	06/21/10	2,000	0.90
América Móvil	Purchase	06/21/10	2,000	0.90
América Móvil	Purchase	06/21/10	6,500,000	0.91
América Móvil	Purchase	06/21/10	1,502,000	0.91
América Móvil	Purchase	06/21/10	7,000	0.91
América Móvil	Purchase	06/22/10	210,560	0.90
América Móvil	Purchase	06/22/10	800,000	0.90
América Móvil	Purchase	06/22/10	9,340	0.90
América Móvil	Purchase	06/23/10	467,960	0.89
América Móvil	Purchase	06/23/10	99,900	0.89
América Móvil	Purchase	06/23/10	17,400	0.89
América Móvil	Purchase	06/23/10	532,600	0.89
América Móvil	Purchase	06/23/10	4,197,112	0.89
América Móvil	Purchase	06/24/10	4,964,688	0.89
América Móvil	Purchase	06/25/10	48,800	0.91
América Móvil	Purchase	06/25/10	451,200	0.91
América Móvil	Purchase	06/25/10	22,500	0.91
América Móvil	Purchase	06/25/10	27,500	0.91
América Móvil	Purchase	06/25/10	2,500	0.91
América Móvil	Purchase	06/25/10	25	0.91
América Móvil	Purchase	06/25/10	65	0.91
América Móvil	Purchase	06/25/10	19	0.91
América Móvil	Purchase	06/25/10	54	0.91
América Móvil	Purchase	06/25/10	17	0.91
América Móvil	Purchase	06/25/10	68	0.91
América Móvil	Purchase	06/25/10	22	0.91
América Móvil	Purchase	06/25/10	50	0.91
América Móvil	Purchase	06/28/10	1,500,000	0.91
América Móvil	Purchase	06/28/10	284,000	0.91
América Móvil	Purchase	06/28/10	137,100	0.92
América Móvil	Purchase	06/28/10	4,000	0.91
América Móvil	Purchase	06/28/10	17,300	0.91
América Móvil	Purchase	06/28/10	4,000	0.91
América Móvil	Purchase	06/28/10	4,000	0.91
América Móvil	Purchase	06/28/10	4,000	0.91
América Móvil	Purchase	06/28/10	40,000	0.91
América Móvil	Purchase	06/28/10	26,700	0.91
América Móvil	Purchase	06/28/10	13,300	0.91
América Móvil	Purchase	06/28/10	40,000	0.91
América Móvil	Purchase	06/28/10	40,000	0.91
América Móvil	Purchase	06/28/10	6,700	0.91
América Móvil	Purchase	06/28/10	33,300	0.91
América Móvil	Purchase	06/28/10	40,000	0.91
América Móvil	Purchase	06/28/10	26,700	0.91
América Móvil	Purchase	06/28/10	13,300	0.91
América Móvil	Purchase	06/28/10	86,700	0.91
América Móvil	Purchase	06/28/10	21,000	0.91
América Móvil	Purchase	06/28/10	28,000	0.91
América Móvil	Purchase	06/28/10	16,000	0.91
América Móvil	Purchase	06/28/10	14,300	0.91
América Móvil	Purchase	06/28/10	20,700	0.91
América Móvil	Purchase	06/28/10	45,900	0.91
América Móvil	Purchase	06/28/10	46,600	0.91
América Móvil	Purchase	06/28/10	7,500	0.91
América Móvil	Purchase	06/28/10	17,500	0.91
América Móvil	Purchase	06/28/10	22,500	0.91
América Móvil	Purchase	06/29/10	1,862,900	0.91
América Móvil	Purchase	06/29/10	21,000	0.90
América Móvil	Purchase	06/29/10	4,000	0.90
América Móvil	Purchase	06/29/10	28,000	0.90
América Móvil	Purchase	06/29/10	10,000	0.90
América Móvil	Purchase	06/29/10	28,000	0.90
América Móvil	Purchase	06/29/10	4,000	0.90
América Móvil	Purchase	06/29/10	4,000	0.90
América Móvil	Purchase	06/29/10	1,000	0.90
América Móvil	Purchase	06/29/10	28,000	0.90
América Móvil	Purchase	06/29/10	28,000	0.90
América Móvil	Purchase	06/29/10	35,000	0.90
América Móvil	Purchase	06/29/10	8,000	0.90
América Móvil	Purchase	06/29/10	1,000	0.90
América Móvil	Purchase	06/29/10	20,000	0.90
América Móvil	Purchase	06/29/10	28,000	0.90
América Móvil	Purchase	06/29/10	28,000	0.90
América Móvil	Purchase	06/29/10	4,000	0.90
América Móvil	Purchase	06/29/10	4,000	0.90
América Móvil	Purchase	06/29/10	4,000	0.90
América Móvil	Purchase	06/29/10	4,000	0.90
América Móvil	Purchase	06/29/10	4,000	0.90
América Móvil	Purchase	06/29/10	4,000	0.90
América Móvil	Purchase	06/29/10	28,000	0.90
América Móvil	Purchase	06/29/10	28,000	0.90
América Móvil	Purchase	06/29/10	8,000	0.90
América Móvil	Purchase	06/29/10	21,000	0.90
América Móvil	Purchase	06/29/10	1,400,000	0.90
América Móvil	Purchase	06/29/10	15,000	0.90
América Móvil	Purchase	06/29/10	28,000	0.90
América Móvil	Purchase	06/29/10	12,000	0.90
América Móvil	Purchase	06/29/10	4,000	0.90
América Móvil	Purchase	06/29/10	4,000	0.90
América Móvil	Purchase	06/29/10	16,000	0.90
América Móvil	Purchase	06/29/10	12,000	0.90
América Móvil	Purchase	06/29/10	4,000	0.90
América Móvil	Purchase	06/29/10	4,000	0.90
América Móvil	Purchase	06/29/10	4,000	0.90
América Móvil	Purchase	06/29/10	12,000	0.90
América Móvil	Sale	06/30/10	1,769,900	0.91
América Móvil	Purchase	06/30/10	393,200	0.90
América Móvil	Purchase	06/30/10	1,650,500	0.91
América Móvil	Purchase	06/30/10	1,769,900	0.91
América Móvil	Purchase	06/30/10	14,100	0.91
América Móvil	Purchase	06/30/10	4,000	0.90
América Móvil	Purchase	06/30/10	4,000	0.90
América Móvil	Purchase	06/30/10	4,000	0.90
América Móvil	Purchase	06/30/10	6,000	0.90
América Móvil	Purchase	06/30/10	12,000	0.90
América Móvil	Purchase	06/30/10	4,000	0.90
América Móvil	Purchase	06/30/10	4,000	0.90
América Móvil	Purchase	06/30/10	40,000	0.90
América Móvil	Purchase	06/30/10	19,000	0.90
América Móvil	Purchase	06/30/10	3,000	0.90
América Móvil	Purchase	06/30/10	30,000	0.90
América Móvil	Purchase	06/30/10	100	0.90
América Móvil	Purchase	06/30/10	30,000	0.90
América Móvil	Purchase	06/30/10	30,000	0.90
América Móvil	Purchase	06/30/10	25,900	0.90
América Móvil	Purchase	06/30/10	40,000	0.90
América Móvil	Purchase	06/30/10	40,000	0.90
América Móvil	Purchase	06/30/10	20,000	0.90
América Móvil	Purchase	06/30/10	40,000	0.90
América Móvil	Purchase	06/30/10	4,000	0.90
América Móvil	Purchase	06/30/10	4,000	0.90
América Móvil	Purchase	06/30/10	4,000	0.90
América Móvil	Purchase	06/30/10	5,000	0.90
América Móvil	Purchase	06/30/10	40,000	0.90
América Móvil	Purchase	06/30/10	40,000	0.90
América Móvil	Purchase	06/30/10	15,000	0.90
América Móvil	Purchase	06/30/10	30,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	40,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	23,000	0.90
América Móvil	Purchase	06/30/10	20,000	0.90
América Móvil	Purchase	06/30/10	20,000	0.90
América Móvil	Purchase	06/30/10	20,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	20,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	16,500	0.90
América Móvil	Purchase	06/30/10	7,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	20,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	20,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	20,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	10,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	8,500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	1,000	0.90
América Móvil	Purchase	06/30/10	4,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	9,000	0.90
América Móvil	Purchase	06/30/10	10,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	10,000	0.90
América Móvil	Purchase	06/30/10	10,000	0.90
América Móvil	Purchase	06/30/10	10,000	0.90
América Móvil	Purchase	06/30/10	10,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	10,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	1,000	0.90
América Móvil	Purchase	06/30/10	10,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	10,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	1,500	0.90
América Móvil	Purchase	06/30/10	10,000	0.90
América Móvil	Purchase	06/30/10	10,000	0.90
América Móvil	Purchase	06/30/10	10,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	1,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	1,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	8,500	0.90
América Móvil	Purchase	06/30/10	10,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	42,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	49,500	0.90
América Móvil	Purchase	06/30/10	100,500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	10,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	1,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	37,000	0.90
América Móvil	Purchase	06/30/10	48,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	1,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	40,000	0.90
América Móvil	Purchase	06/30/10	7,000	0.90
América Móvil	Purchase	06/30/10	38,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	37,000	0.90
América Móvil	Purchase	06/30/10	12,000	0.90
América Móvil	Purchase	06/30/10	500	0.90
América Móvil	Purchase	06/30/10	3,000	0.90
América Móvil	Purchase	07/01/10	119,400	0.89
América Móvil	Purchase	07/01/10	5,000	0.89
América Móvil	Purchase	07/01/10	10,000	0.89
América Móvil	Purchase	07/01/10	100	0.89
América Móvil	Purchase	07/01/10	10,000	0.89
América Móvil	Purchase	07/01/10	4,900	0.89
América Móvil	Purchase	07/01/10	104,683,400	0.89
América Móvil	Purchase	07/01/10	6,000	0.89
América Móvil	Purchase	07/01/10	10,000	0.89
América Móvil	Purchase	07/01/10	20,000	0.89
América Móvil	Purchase	07/01/10	10,000	0.89
América Móvil	Purchase	07/01/10	500	0.89
América Móvil	Purchase	07/01/10	2,800	0.89
América Móvil	Purchase	07/01/10	7,160,100	0.89
América Móvil	Purchase	07/05/10	105,600	0.88
América Móvil	Purchase	07/06/10	4,368	0.89
América Móvil	Purchase	07/06/10	10,000	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	1,500	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	10,000	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	10,000	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	1,000	0.89
América Móvil	Purchase	07/06/10	2,500	0.89
América Móvil	Purchase	07/06/10	1,500	0.89
América Móvil	Purchase	07/06/10	10,000	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	5,000	0.89
América Móvil	Purchase	07/06/10	10,000	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	1,000	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	10,000	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	2,000	0.89
América Móvil	Purchase	07/06/10	10,000	0.89
América Móvil	Purchase	07/06/10	7,500	0.89
América Móvil	Purchase	07/06/10	12,200	0.89
América Móvil	Purchase	07/06/10	10,000	0.89
América Móvil	Purchase	07/06/10	12,400	0.89
América Móvil	Purchase	07/06/10	10,000	0.89
América Móvil	Purchase	07/06/10	10,400	0.89
América Móvil	Purchase	07/06/10	4,000	0.89
América Móvil	Purchase	07/06/10	8,200	0.89
América Móvil	Purchase	07/06/10	12,800	0.89
América Móvil	Purchase	07/06/10	7,000	0.89
América Móvil	Purchase	07/06/10	14,800	0.89
América Móvil	Purchase	07/06/10	2,500	0.89
América Móvil	Purchase	07/06/10	10,000	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	1,000	0.89
América Móvil	Purchase	07/06/10	1,000	0.89
América Móvil	Purchase	07/06/10	3,000	0.89
América Móvil	Purchase	07/06/10	10,000	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	3,000	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	2,500	0.89
América Móvil	Purchase	07/06/10	1,000	0.89
América Móvil	Purchase	07/06/10	3,000	0.89
América Móvil	Purchase	07/06/10	500	0.89
América Móvil	Purchase	07/06/10	10,000	0.89
América Móvil	Purchase	07/06/10	20,000	0.89
América Móvil	Purchase	07/06/10	400	0.89
América Móvil	Purchase	07/06/10	200,000	0.89
América Móvil	Purchase	07/07/10	5,632	0.90
América Móvil	Purchase	07/07/10	7,500	0.90
América Móvil	Purchase	07/07/10	7,500	0.90
América Móvil	Purchase	07/07/10	1,000	0.90
América Móvil	Purchase	07/07/10	7,500	0.90
América Móvil	Purchase	07/07/10	500	0.90
América Móvil	Purchase	07/07/10	500	0.90
América Móvil	Purchase	07/07/10	500	0.90
América Móvil	Purchase	07/07/10	1,000	0.90
América Móvil	Purchase	07/07/10	3,500	0.90
América Móvil	Purchase	07/07/10	5,000	0.90
América Móvil	Purchase	07/07/10	500	0.90
América Móvil	Purchase	07/07/10	500	0.90
América Móvil	Purchase	07/07/10	1,500	0.90
América Móvil	Purchase	07/07/10	1,000	0.90
América Móvil	Purchase	07/07/10	7,500	0.90
América Móvil	Purchase	07/07/10	7,500	0.90
América Móvil	Purchase	07/07/10	5,000	0.90
América Móvil	Purchase	07/07/10	500	0.90
América Móvil	Purchase	07/07/10	1,000	0.90
América Móvil	Purchase	07/07/10	4,000	0.90
América Móvil	Purchase	07/07/10	1,000	0.90
América Móvil	Purchase	07/07/10	1,000	0.90
América Móvil	Purchase	07/07/10	2,000	0.90
América Móvil	Purchase	07/07/10	500	0.90
América Móvil	Purchase	07/07/10	2,000	0.90
América Móvil	Purchase	07/07/10	500	0.90
América Móvil	Purchase	07/07/10	500	0.90
América Móvil	Purchase	07/07/10	1,000	0.90
América Móvil	Purchase	07/07/10	500	0.90
América Móvil	Purchase	07/07/10	500	0.90
América Móvil	Purchase	07/07/10	500	0.90
América Móvil	Purchase	07/07/10	6,000	0.90
América Móvil	Purchase	07/07/10	1,500	0.90
América Móvil	Purchase	07/07/10	400	0.90
América Móvil	Purchase	07/07/10	3,600	0.90
América Móvil	Purchase	07/07/10	8,000	0.90
América Móvil	Purchase	07/07/10	500	0.90
América Móvil	Purchase	07/07/10	1,000	0.90
América Móvil	Purchase	07/07/10	4,500	0.90
América Móvil	Purchase	07/07/10	1,000	0.90
América Móvil	Purchase	07/07/10	2,000	0.90
América Móvil	Purchase	07/07/10	500	0.90
América Móvil	Purchase	07/07/10	500	0.90
América Móvil	Purchase	07/07/10	7,500	0.90
América Móvil	Purchase	07/07/10	500	0.90
América Móvil	Purchase	07/07/10	1,000	0.90
América Móvil	Purchase	07/07/10	2,000	0.90
América Móvil	Purchase	07/07/10	2,000	0.90
América Móvil	Purchase	07/07/10	7,500	0.90
América Móvil	Purchase	07/07/10	7,500	0.90
América Móvil	Purchase	07/07/10	6,000	0.90
América Móvil	Purchase	07/07/10	6,000	0.90
América Móvil	Purchase	07/07/10	20,000	0.90
América Móvil	Purchase	07/07/10	20,000	0.90
América Móvil	Purchase	07/07/10	2,000	0.90
América Móvil	Purchase	07/07/10	1,000	0.90
América Móvil	Purchase	07/07/10	16,000	0.90
América Móvil	Purchase	07/07/10	20,000	0.90
América Móvil	Purchase	07/07/10	18,000	0.90
América Móvil	Purchase	07/07/10	45,000	0.90
América Móvil	Purchase	07/07/10	955,000	0.90
América Móvil	Purchase	07/07/10	4,000	0.90
América Móvil	Purchase	07/07/10	20,000	0.90
América Móvil	Purchase	07/07/10	20,000	0.90
América Móvil	Purchase	07/07/10	1,000	0.90
América Móvil	Purchase	07/07/10	1,000	0.90
América Móvil	Purchase	07/07/10	10,000	0.90
América Móvil	Purchase	07/07/10	64,000	0.90
América Móvil	Purchase	07/07/10	4,000	0.90
América Móvil	Purchase	07/07/10	2,000	0.90
América Móvil	Purchase	07/07/10	2,000	0.90
América Móvil	Purchase	07/07/10	2,000	0.90
América Móvil	Purchase	07/07/10	4,000	0.90
América Móvil	Purchase	07/07/10	11,000	0.90
América Móvil	Purchase	07/07/10	8,000	0.90
América Móvil	Purchase	07/07/10	66,000	0.90
América Móvil	Purchase	07/07/10	7,500	0.90
América Móvil	Purchase	07/07/10	7,500	0.90
América Móvil	Purchase	07/07/10	6,000	0.90
América Móvil	Purchase	07/07/10	5,000	0.90
América Móvil	Purchase	07/07/10	79,000	0.90
América Móvil	Purchase	07/07/10	7,500	0.90
América Móvil	Purchase	07/07/10	4,000	0.90
América Móvil	Purchase	07/07/10	4,000	0.90
América Móvil	Purchase	07/07/10	5,500	0.90
América Móvil	Purchase	07/07/10	76,500	0.90
América Móvil	Purchase	07/07/10	4,000	0.90
América Móvil	Purchase	07/07/10	19,500	0.90
América Móvil	Purchase	07/07/10	4,000	0.90
América Móvil	Purchase	07/07/10	86,000	0.90
América Móvil	Purchase	07/07/10	4,000	0.90
América Móvil	Purchase	07/07/10	7,500	0.90
América Móvil	Purchase	07/07/10	2,000	0.90
América Móvil	Purchase	07/07/10	4,000	0.90
América Móvil	Purchase	07/07/10	2,000	0.90
América Móvil	Purchase	07/07/10	4,000	0.90
América Móvil	Purchase	07/07/10	84,000	0.90
América Móvil	Purchase	07/07/10	802,500	0.90
América Móvil	Purchase	07/07/10	197,500	0.90
América Móvil	Purchase	07/07/10	2,500	0.90
América Móvil	Purchase	07/07/10	37,500	0.90
América Móvil	Purchase	07/07/10	62,500	0.90
América Móvil	Purchase	07/07/10	97,500	0.90
América Móvil	Purchase	07/07/10	2,000	0.90
América Móvil	Purchase	07/07/10	500	0.90
América Móvil	Purchase	07/07/10	17,500	0.90
América Móvil	Purchase	07/07/10	10,000	0.90
América Móvil	Purchase	07/07/10	18,000	0.90
América Móvil	Purchase	07/07/10	54,500	0.90
América Móvil	Purchase	07/07/10	485,500	0.90
América Móvil	Purchase	07/07/10	18,000	0.90
América Móvil	Purchase	07/07/10	36,500	0.90
América Móvil	Purchase	07/07/10	563,500	0.90
América Móvil	Purchase	07/07/10	20,000	0.90
América Móvil	Purchase	07/07/10	16,500	0.90
América Móvil	Purchase	07/07/10	23,500	0.90
América Móvil	Purchase	07/07/10	40,000	0.90
América Móvil	Purchase	07/07/10	36,500	0.90
América Móvil	Purchase	07/07/10	1,500	0.90
América Móvil	Purchase	07/07/10	20,000	0.90
América Móvil	Purchase	07/07/10	24,000	0.90
América Móvil	Purchase	07/07/10	26,000	0.90
América Móvil	Purchase	07/07/10	4,000	0.90
América Móvil	Purchase	07/07/10	18,000	0.90
América Móvil	Purchase	07/07/10	6,500	0.90
América Móvil	Purchase	07/07/10	9,500	0.90
América Móvil	Purchase	07/07/10	30,000	0.90
América Móvil	Purchase	07/07/10	22,000	0.90
América Móvil	Purchase	07/07/10	38,500	0.90
América Móvil	Purchase	07/07/10	41,500	0.90
América Móvil	Purchase	07/07/10	22,000	0.90
América Móvil	Purchase	07/07/10	6,000	0.90
América Móvil	Purchase	07/07/10	13,800	0.90
América Móvil	Purchase	07/07/10	500,000	0.90
América Móvil	Purchase	07/08/10	4,000	0.90
América Móvil	Purchase	07/08/10	10,000	0.90
América Móvil	Purchase	07/08/10	2,000	0.90
América Móvil	Purchase	07/08/10	2,000	0.90
América Móvil	Purchase	07/08/10	2,000	0.90
América Móvil	Purchase	07/08/10	2,000	0.90
América Móvil	Purchase	07/08/10	2,000	0.90
América Móvil	Purchase	07/08/10	2,000	0.90
América Móvil	Purchase	07/08/10	12,000	0.90
América Móvil	Purchase	07/08/10	46,000	0.90
América Móvil	Purchase	07/09/10	1,800	0.90
América Móvil	Purchase	07/09/10	2,000	0.90
América Móvil	Purchase	07/09/10	8,000	0.90
América Móvil	Purchase	07/09/10	8,000	0.90
América Móvil	Purchase	07/09/10	2,000	0.90
América Móvil	Purchase	07/09/10	8,000	0.90
América Móvil	Purchase	07/09/10	35,700	0.90
América Móvil	Purchase	07/12/10	20,000	0.90
América Móvil	Purchase	07/12/10	1,600	0.90
América Móvil	Purchase	07/12/10	4,100	0.90
América Móvil	Purchase	07/13/10	4,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	20,500	0.91
América Móvil	Purchase	07/13/10	28,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	3,500	0.91
América Móvil	Purchase	07/13/10	4,300	0.91
América Móvil	Purchase	07/13/10	18,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	20,000	0.91
América Móvil	Purchase	07/13/10	45,700	0.91
América Móvil	Purchase	07/13/10	5,000	0.91
América Móvil	Purchase	07/13/10	9,100	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	40,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	1,900	0.91
América Móvil	Purchase	07/13/10	6,100	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	18,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	20,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	10,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	12,000	0.91
América Móvil	Purchase	07/13/10	1,900	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	10,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	12,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	4,000	0.91
América Móvil	Purchase	07/13/10	6,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	20,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	6,000	0.91
América Móvil	Purchase	07/13/10	16,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	5,000	0.91
América Móvil	Purchase	07/13/10	4,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	4,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	12,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	6,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	6,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	1,000	0.91
América Móvil	Purchase	07/13/10	1,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	2,000	0.91
América Móvil	Purchase	07/13/10	4,000	0.91
América Móvil	Purchase	07/13/10	91,000	0.91
América Móvil	Purchase	07/13/10	1,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	4,000	0.91
América Móvil	Purchase	07/13/10	68,000	0.91
América Móvil	Purchase	07/13/10	4,000	0.91
América Móvil	Purchase	07/13/10	15,000	0.91
América Móvil	Purchase	07/13/10	29,000	0.91
América Móvil	Purchase	07/13/10	4,000	0.91
América Móvil	Purchase	07/13/10	52,000	0.91
América Móvil	Purchase	07/13/10	14,000	0.91
América Móvil	Purchase	07/13/10	1,000	0.91
América Móvil	Purchase	07/13/10	33,000	0.91
América Móvil	Purchase	07/13/10	10,000	0.91
América Móvil	Purchase	07/13/10	44,000	0.91
América Móvil	Purchase	07/13/10	4,000	0.91
América Móvil	Purchase	07/13/10	9,000	0.91
América Móvil	Purchase	07/13/10	4,000	0.91
América Móvil	Purchase	07/13/10	78,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	6,000	0.91
América Móvil	Purchase	07/13/10	4,000	0.91
América Móvil	Purchase	07/13/10	4,000	0.91
América Móvil	Purchase	07/13/10	28,000	0.91
América Móvil	Purchase	07/13/10	8,000	0.91
América Móvil	Purchase	07/13/10	400	0.91
América Móvil	Purchase	07/13/10	59,600	0.91
América Móvil	Purchase	07/13/10	400	0.91
América Móvil	Purchase	07/13/10	2,400	0.91
América Móvil	Purchase	07/13/10	10,000	0.91
América Móvil	Purchase	07/14/10	2,600	0.91
América Móvil	Purchase	07/14/10	33,000	0.91
América Móvil	Purchase	07/14/10	2,000	0.91
América Móvil	Purchase	07/14/10	8,000	0.91
América Móvil	Purchase	07/14/10	600	0.91
América Móvil	Purchase	07/15/10	10,000	0.90
América Móvil	Purchase	07/15/10	10,000	0.90
América Móvil	Purchase	07/15/10	2,000	0.90
América Móvil	Purchase	07/15/10	18,000	0.90
América Móvil	Purchase	07/15/10	100	0.90
América Móvil	Purchase	07/15/10	6,000	0.90
América Móvil	Purchase	07/15/10	2,000	0.90
América Móvil	Purchase	07/15/10	8,700	0.90
América Móvil	Purchase	07/15/10	23,200	0.90
América Móvil	Purchase	07/15/10	33,000	0.90
América Móvil	Purchase	07/15/10	30,000	0.90
América Móvil	Purchase	07/15/10	37,000	0.90
América Móvil	Purchase	07/15/10	30,300	0.90
América Móvil	Purchase	07/16/10	10,200	0.90
América Móvil	Purchase	07/16/10	10,000	0.90
América Móvil	Purchase	07/16/10	10,000	0.90
América Móvil	Purchase	07/16/10	40,000	0.90
América Móvil	Purchase	07/16/10	40,000	0.90
América Móvil	Purchase	07/16/10	100	0.90
América Móvil	Purchase	07/16/10	8,000	0.90
América Móvil	Purchase	07/16/10	2,000	0.90
América Móvil	Purchase	07/16/10	2,000	0.90
América Móvil	Purchase	07/16/10	2,000	0.90
América Móvil	Purchase	07/16/10	2,000	0.90
América Móvil	Purchase	07/16/10	6,000	0.90
América Móvil	Purchase	07/16/10	8,000	0.90
América Móvil	Purchase	07/16/10	8,000	0.90
América Móvil	Purchase	07/16/10	8,000	0.90
América Móvil	Purchase	07/16/10	8,000	0.90
América Móvil	Purchase	07/16/10	8,000	0.90
América Móvil	Purchase	07/16/10	2,000	0.90
América Móvil	Purchase	07/16/10	4,000	0.90
América Móvil	Purchase	07/16/10	8,000	0.90
América Móvil	Purchase	07/16/10	2,000	0.90
América Móvil	Purchase	07/16/10	8,000	0.90
América Móvil	Purchase	07/16/10	4,000	0.90
América Móvil	Purchase	07/16/10	2,000	0.90
América Móvil	Purchase	07/16/10	2,000	0.90
América Móvil	Purchase	07/16/10	5,900	0.90
América Móvil	Purchase	07/16/10	2,100	0.90
América Móvil	Purchase	07/16/10	2,000	0.90
América Móvil	Purchase	07/19/10	9,800	0.89
América Móvil	Purchase	07/19/10	19,000	0.90
América Móvil	Purchase	07/19/10	20,000	0.90
América Móvil	Purchase	07/19/10	82,000	0.90
América Móvil	Purchase	07/19/10	20,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	16,000	0.90
América Móvil	Purchase	07/20/10	4,200	0.90
América Móvil	Purchase	07/20/10	1,500,000	0.90
América Móvil	Purchase	07/20/10	43,200	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	20,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	10,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	10,000	0.90
América Móvil	Purchase	07/20/10	10,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	515,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,100	0.90
América Móvil	Purchase	07/20/10	9,000	0.90
América Móvil	Purchase	07/20/10	2,700	0.90
América Móvil	Purchase	07/20/10	7,300	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	13,400	0.90
América Móvil	Purchase	07/20/10	13,400	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	13,400	0.90
América Móvil	Purchase	07/20/10	13,400	0.90
América Móvil	Purchase	07/20/10	13,400	0.90
América Móvil	Purchase	07/20/10	2,100	0.90
América Móvil	Purchase	07/20/10	8,900	0.90
América Móvil	Purchase	07/20/10	4,500	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	4,000	0.90
América Móvil	Purchase	07/20/10	4,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	4,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,200	0.90
América Móvil	Purchase	07/20/10	1,800	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	13,400	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	4,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	4,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	10,000	0.90
América Móvil	Purchase	07/20/10	800	0.90
América Móvil	Purchase	07/20/10	9,200	0.90
América Móvil	Purchase	07/20/10	4,000	0.90
América Móvil	Purchase	07/20/10	13,400	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	53,400	0.90
América Móvil	Purchase	07/20/10	200,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	10,000	0.90
América Móvil	Purchase	07/20/10	4,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	270,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	2,000	0.90
América Móvil	Purchase	07/20/10	13,400	0.90
América Móvil	Purchase	07/20/10	200	0.90
América Móvil	Purchase	07/20/10	20,000	0.90
América Móvil	Purchase	07/20/10	20,000	0.90
América Móvil	Purchase	07/20/10	10,000	0.90
América Móvil	Purchase	07/20/10	228,400	0.90
América Móvil	Purchase	07/20/10	10,000	0.90
América Móvil	Purchase	07/20/10	10,700	0.90
América Móvil	Purchase	07/20/10	10,000	0.90
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	20,000	0.91
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	2,000	0.91
América Móvil	Purchase	07/21/10	2,000	0.91
América Móvil	Purchase	07/21/10	16,000	0.91
América Móvil	Purchase	07/21/10	2,000	0.91
América Móvil	Purchase	07/21/10	18,000	0.91
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	500	0.90
América Móvil	Purchase	07/21/10	2,800	0.90
América Móvil	Purchase	07/21/10	3,000	0.90
América Móvil	Purchase	07/21/10	3,500	0.90
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	20,200	0.91
América Móvil	Purchase	07/21/10	1,800	0.91
América Móvil	Purchase	07/21/10	3,000	0.91
América Móvil	Purchase	07/21/10	500	0.91
América Móvil	Purchase	07/21/10	500	0.91
América Móvil	Purchase	07/21/10	500	0.91
América Móvil	Purchase	07/21/10	12,000	0.91
América Móvil	Purchase	07/21/10	500	0.91
América Móvil	Purchase	07/21/10	500	0.91
América Móvil	Purchase	07/21/10	2,000	0.91
América Móvil	Purchase	07/21/10	3,000	0.91
América Móvil	Purchase	07/21/10	500	0.91
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	6,000	0.91
América Móvil	Purchase	07/21/10	2,000	0.91
América Móvil	Purchase	07/21/10	14,000	0.91
América Móvil	Purchase	07/21/10	11,800	0.91
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	12,600	0.91
América Móvil	Purchase	07/21/10	8,800	0.91
América Móvil	Purchase	07/21/10	1,200	0.91
América Móvil	Purchase	07/21/10	500	0.91
América Móvil	Purchase	07/21/10	500	0.91
América Móvil	Purchase	07/21/10	500	0.91
América Móvil	Purchase	07/21/10	3,000	0.91
América Móvil	Purchase	07/21/10	1,500	0.91
América Móvil	Purchase	07/21/10	3,000	0.91
América Móvil	Purchase	07/21/10	5,000	0.91
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	500	0.91
América Móvil	Purchase	07/21/10	500	0.91
América Móvil	Purchase	07/21/10	500	0.91
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	500	0.91
América Móvil	Purchase	07/21/10	1,500	0.91
América Móvil	Purchase	07/21/10	500	0.91
América Móvil	Purchase	07/21/10	2,500	0.91
América Móvil	Purchase	07/21/10	1,000	0.91
América Móvil	Purchase	07/21/10	500	0.91
América Móvil	Purchase	07/21/10	1,000	0.91
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	500	0.91
América Móvil	Purchase	07/21/10	10,000	0.91
América Móvil	Purchase	07/21/10	5,300	0.91
América Móvil	Purchase	07/21/10	15,000	0.91
América Móvil	Purchase	07/21/10	600	0.91
América Móvil	Purchase	07/21/10	700	0.91
América Móvil	Purchase	07/21/10	6,200	0.91
América Móvil	Purchase	07/21/10	600	0.91
América Móvil	Purchase	07/21/10	500	0.91
América Móvil	Purchase	07/22/10	19,400	0.91
América Móvil	Purchase	07/22/10	2,700	0.91
América Móvil	Purchase	07/22/10	18,200	0.91
América Móvil	Purchase	07/22/10	10,000	0.91
América Móvil	Purchase	07/22/10	500	0.91
América Móvil	Purchase	07/22/10	500	0.91
América Móvil	Purchase	07/22/10	500	0.91
América Móvil	Purchase	07/22/10	500	0.91
América Móvil	Purchase	07/22/10	2,500	0.91
América Móvil	Purchase	07/22/10	2,000	0.91
América Móvil	Purchase	07/22/10	500	0.91
América Móvil	Purchase	07/22/10	500	0.91
América Móvil	Purchase	07/22/10	1,500	0.91
América Móvil	Purchase	07/22/10	500	0.91
América Móvil	Purchase	07/22/10	500	0.91
América Móvil	Purchase	07/22/10	2,500	0.91
América Móvil	Purchase	07/22/10	500	0.91
América Móvil	Purchase	07/22/10	10,000	0.91
América Móvil	Purchase	07/22/10	66,000	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	1,900	0.91
América Móvil	Purchase	07/23/10	1,000	0.91
América Móvil	Purchase	07/23/10	2,100	0.91
América Móvil	Purchase	07/23/10	900	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	2,000	0.91
América Móvil	Purchase	07/23/10	9,000	0.91
América Móvil	Purchase	07/23/10	9,000	0.91
América Móvil	Purchase	07/23/10	9,000	0.91
América Móvil	Purchase	07/23/10	9,000	0.91
América Móvil	Purchase	07/23/10	9,000	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	1,000	0.91
América Móvil	Purchase	07/23/10	2,100	0.91
América Móvil	Purchase	07/23/10	900	0.91
América Móvil	Purchase	07/23/10	1,000	0.91
América Móvil	Purchase	07/23/10	9,000	0.91
América Móvil	Purchase	07/23/10	9,000	0.91
América Móvil	Purchase	07/23/10	9,000	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	1,000	0.91
América Móvil	Purchase	07/23/10	1,000	0.91
América Móvil	Purchase	07/23/10	2,000	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	7,600	0.91
América Móvil	Purchase	07/23/10	1,400	0.91
América Móvil	Purchase	07/23/10	9,000	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	1,500	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	1,500	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	9,000	0.91
América Móvil	Purchase	07/23/10	14,000	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	1,000	0.91
América Móvil	Purchase	07/23/10	4,500	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	2,000	0.91
América Móvil	Purchase	07/23/10	500	0.91
América Móvil	Purchase	07/23/10	100	0.91
América Móvil	Purchase	07/23/10	5,100	0.91
América Móvil	Purchase	07/23/10	100	0.91
América Móvil	Purchase	07/23/10	100	0.91
América Móvil	Purchase	07/23/10	100	0.91
América Móvil	Purchase	07/23/10	100	0.91
América Móvil	Purchase	07/23/10	100	0.91
América Móvil	Purchase	07/23/10	200	0.91
América Móvil	Purchase	07/23/10	200	0.91
América Móvil	Purchase	07/23/10	200	0.91
América Móvil	Purchase	07/23/10	300	0.91
América Móvil	Purchase	07/23/10	400	0.91
América Móvil	Purchase	07/26/10	9,000	0.91
América Móvil	Purchase	07/26/10	2,000	0.91
América Móvil	Purchase	07/26/10	9,900	0.91
América Móvil	Purchase	07/26/10	10,000	0.91
América Móvil	Purchase	07/26/10	9,000	0.91
América Móvil	Purchase	07/26/10	1,500	0.91
América Móvil	Purchase	07/26/10	200	0.91
América Móvil	Purchase	07/26/10	12,000	0.92
América Móvil	Purchase	07/26/10	223,000	0.92
América Móvil	Purchase	07/26/10	23,500	0.92
América Móvil	Purchase	07/27/10	31,100	0.92
América Móvil	Purchase	07/27/10	9,900	0.92
América Móvil	Purchase	07/27/10	300	0.92
América Móvil	Purchase	07/27/10	8,100	0.92
América Móvil	Purchase	07/27/10	331,000	0.92
América Móvil	Purchase	07/27/10	8,000	0.92
América Móvil	Purchase	07/27/10	130,000	0.92
América Móvil	Purchase	07/28/10	36,700	0.91
América Móvil	Purchase	07/28/10	43,300	0.91
América Móvil	Purchase	07/28/10	100	0.91
América Móvil	Purchase	07/28/10	8,000	0.91
América Móvil	Purchase	07/28/10	500	0.91
América Móvil	Purchase	07/28/10	8,000	0.91
América Móvil	Purchase	07/28/10	8,000	0.91
América Móvil	Purchase	07/28/10	4,000	0.91
América Móvil	Purchase	07/28/10	16,000	0.91
América Móvil	Purchase	07/28/10	3,500	0.91
América Móvil	Purchase	07/28/10	4,000	0.91
América Móvil	Purchase	07/28/10	500	0.91
América Móvil	Purchase	07/28/10	500	0.91
América Móvil	Purchase	07/28/10	1,500	0.91
América Móvil	Purchase	07/28/10	3,500	0.91
América Móvil	Purchase	07/28/10	1,000	0.91
América Móvil	Purchase	07/28/10	500	0.91
América Móvil	Purchase	07/28/10	500	0.91
América Móvil	Purchase	07/28/10	500	0.91
América Móvil	Purchase	07/28/10	500	0.91
América Móvil	Purchase	07/28/10	8,000	0.91
América Móvil	Purchase	07/28/10	500	0.91
América Móvil	Purchase	07/28/10	500	0.91
América Móvil	Purchase	07/28/10	8,000	0.91
América Móvil	Purchase	07/28/10	4,000	0.91
América Móvil	Purchase	07/28/10	8,000	0.91
América Móvil	Purchase	07/28/10	8,000	0.91
América Móvil	Purchase	07/28/10	1,000	0.91
América Móvil	Purchase	07/28/10	900	0.91
América Móvil	Purchase	07/28/10	7,100	0.91
América Móvil	Purchase	07/28/10	2,600	0.92
América Móvil	Purchase	07/28/10	406,000	0.92
América Móvil	Purchase	07/29/10	794,400	0.92
América Móvil	Purchase	07/29/10	1,500	0.91
América Móvil	Purchase	07/29/10	30,000	0.91
América Móvil	Purchase	07/29/10	2,300	0.91
América Móvil	Purchase	07/29/10	171,800	0.92
América Móvil	Purchase	07/29/10	97,900	0.92
América Móvil	Purchase	07/30/10	1,500	0.92
América Móvil	Purchase	07/30/10	10,000	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	1,000	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	1,000	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	10,000	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	2,900	0.92
América Móvil	Purchase	07/30/10	2,000	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	3,500	0.92
América Móvil	Purchase	07/30/10	10,000	0.92
América Móvil	Purchase	07/30/10	500	0.92
América Móvil	Purchase	07/30/10	2,000	0.92
América Móvil	Purchase	07/30/10	566,400	0.92
América Móvil	Purchase	08/02/10	10000	0.92
América Móvil	Purchase	08/02/10	3500	0.92
América Móvil	Purchase	08/02/10	10000	0.92
América Móvil	Purchase	08/02/10	500	0.92
América Móvil	Purchase	08/02/10	1500	0.92
América Móvil	Purchase	08/02/10	500	0.92
América Móvil	Purchase	08/02/10	500	0.92
América Móvil	Purchase	08/02/10	2500	0.92
América Móvil	Purchase	08/02/10	500	0.92
América Móvil	Purchase	08/02/10	1500	0.92
América Móvil	Purchase	08/02/10	500	0.92
América Móvil	Purchase	08/02/10	1000	0.92
América Móvil	Purchase	08/02/10	1300	0.92
América Móvil	Purchase	08/02/10	27000	0.92
América Móvil	Purchase	08/02/10	1564600	0.93
América Móvil	Purchase	08/02/10	400	0.93
América Móvil	Purchase	08/03/10	500	0.92
América Móvil	Purchase	08/03/10	30000	0.92
América Móvil	Purchase	08/03/10	200000	0.92
América Móvil	Purchase	08/03/10	170000	0.92
América Móvil	Purchase	08/03/10	30000	0.92
América Móvil	Purchase	08/03/10	33500	0.92
América Móvil	Purchase	08/04/10	136200	0.93
América Móvil	Purchase	08/04/10	3800	0.93
América Móvil	Purchase	08/06/10	2900	0.93
América Móvil	Purchase	08/06/10	10000	0.93
América Móvil	Purchase	08/06/10	10000	0.93
América Móvil	Purchase	08/06/10	1000	0.93
América Móvil	Purchase	08/06/10	9500	0.93
América Móvil	Purchase	08/06/10	630000	0.93
América Móvil	Purchase	08/09/10	81100	0.92
América Móvil	Purchase	08/09/10	20000	0.92
América Móvil	Purchase	08/09/10	73600	0.92
América Móvil	Purchase	08/09/10	800	0.92
América Móvil	Purchase	08/10/10	2215500	0.92
América Móvil	Purchase	08/10/10	81000	0.92
América Móvil	Purchase	08/10/10	156500	0.92
América Móvil	Purchase	08/10/10	59500	0.92
América Móvil	Purchase	08/10/10	3000	0.92
América Móvil	Purchase	08/10/10	10000	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	1500	0.92
América Móvil	Purchase	08/10/10	1000	0.92
América Móvil	Purchase	08/10/10	10000	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	1000	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	4700	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	10000	0.92
América Móvil	Purchase	08/10/10	10000	0.92
América Móvil	Purchase	08/10/10	10000	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	10000	0.92
América Móvil	Purchase	08/10/10	1500	0.92
América Móvil	Purchase	08/10/10	10000	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	4000	0.92
América Móvil	Purchase	08/10/10	4000	0.92
América Móvil	Purchase	08/10/10	1300	0.92
América Móvil	Purchase	08/10/10	2700	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	1500	0.92
América Móvil	Purchase	08/10/10	3500	0.92
América Móvil	Purchase	08/10/10	10000	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	1500	0.92
América Móvil	Purchase	08/10/10	5000	0.92
América Móvil	Purchase	08/10/10	16000	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	2000	0.92
América Móvil	Purchase	08/10/10	2000	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	1500	0.92
América Móvil	Purchase	08/10/10	3500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	8000	0.92
América Móvil	Purchase	08/10/10	3000	0.92
América Móvil	Purchase	08/10/10	3500	0.92
América Móvil	Purchase	08/10/10	4000	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	1000	0.92
América Móvil	Purchase	08/10/10	1000	0.92
América Móvil	Purchase	08/10/10	5000	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	1500	0.92
América Móvil	Purchase	08/10/10	6000	0.92
América Móvil	Purchase	08/10/10	1500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	8000	0.92
América Móvil	Purchase	08/10/10	1800	0.92
América Móvil	Purchase	08/10/10	8200	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	500	0.92
América Móvil	Purchase	08/10/10	2500	0.92
América Móvil	Purchase	08/10/10	7600	0.92
América Móvil	Purchase	08/11/10	94700	0.91
América Móvil	Purchase	08/11/10	1500	0.91
América Móvil	Purchase	08/11/10	17000	0.91
América Móvil	Purchase	08/11/10	10000	0.91
América Móvil	Purchase	08/11/10	10000	0.91
América Móvil	Purchase	08/11/10	5500	0.91
América Móvil	Purchase	08/11/10	500	0.91
América Móvil	Purchase	08/11/10	20000	0.91
América Móvil	Purchase	08/11/10	10000	0.91
América Móvil	Purchase	08/11/10	10000	0.91
América Móvil	Purchase	08/11/10	10000	0.91
América Móvil	Purchase	08/11/10	3000	0.91
América Móvil	Purchase	08/11/10	500	0.91
América Móvil	Purchase	08/11/10	500	0.91
América Móvil	Purchase	08/11/10	3000	0.91
América Móvil	Purchase	08/11/10	10600	0.91
América Móvil	Purchase	08/11/10	5000	0.91
América Móvil	Purchase	08/11/10	10000	0.91
América Móvil	Purchase	08/11/10	10000	0.91
América Móvil	Purchase	08/11/10	1400	0.91
América Móvil	Purchase	08/11/10	13600	0.91
América Móvil	Purchase	08/11/10	15000	0.91
América Móvil	Purchase	08/11/10	1700	0.91
América Móvil	Purchase	08/11/10	26400	0.91
América Móvil	Purchase	08/11/10	2000	0.91
América Móvil	Purchase	08/11/10	4000	0.91
América Móvil	Purchase	08/11/10	500	0.91
América Móvil	Purchase	08/11/10	13200	0.91
América Móvil	Purchase	08/11/10	13200	0.91
América Móvil	Purchase	08/11/10	800	0.91
América Móvil	Purchase	08/11/10	359000	0.91
América Móvil	Purchase	08/11/10	13200	0.91
América Móvil	Purchase	08/11/10	13200	0.91
América Móvil	Purchase	08/11/10	13200	0.91
América Móvil	Purchase	08/11/10	1400	0.91
América Móvil	Purchase	08/12/10	21600	0.92
América Móvil	Purchase	08/12/10	1500	0.91
América Móvil	Purchase	08/12/10	15000	0.91
América Móvil	Purchase	08/12/10	1000	0.91
América Móvil	Purchase	08/12/10	7000	0.91
América Móvil	Purchase	08/12/10	75500	0.91
América Móvil	Purchase	08/12/10	100000	0.91
América Móvil	Purchase	08/12/10	100000	0.91
América Móvil	Purchase	08/12/10	29300	0.91
América Móvil	Purchase	08/12/10	1000	0.91
América Móvil	Purchase	08/12/10	69700	0.91
América Móvil	Purchase	08/12/10	1600	0.91
América Móvil	Purchase	08/12/10	1000	0.91
América Móvil	Purchase	08/12/10	1000	0.91
América Móvil	Purchase	08/12/10	1000	0.91
América Móvil	Purchase	08/12/10	1000	0.91
América Móvil	Purchase	08/12/10	1000	0.91
América Móvil	Purchase	08/12/10	1000	0.91
América Móvil	Purchase	08/12/10	1000	0.91
América Móvil	Purchase	08/12/10	1000	0.91
América Móvil	Purchase	08/12/10	1000	0.91
América Móvil	Purchase	08/12/10	1000	0.91
América Móvil	Purchase	08/12/10	1000	0.91
América Móvil	Purchase	08/12/10	1000	0.91
América Móvil	Purchase	08/12/10	1000	0.91
América Móvil	Purchase	08/12/10	1000	0.91
América Móvil	Purchase	08/12/10	1000	0.91
América Móvil	Purchase	08/12/10	1000	0.92
América Móvil	Purchase	08/12/10	52000	0.92
América Móvil	Purchase	08/12/10	1000	0.92
América Móvil	Purchase	08/12/10	1000	0.92
América Móvil	Purchase	08/12/10	1000	0.92
América Móvil	Purchase	08/12/10	1000	0.92
América Móvil	Purchase	08/12/10	1000	0.92
América Móvil	Purchase	08/12/10	1000	0.92
América Móvil	Purchase	08/12/10	1000	0.92
América Móvil	Purchase	08/13/10	60000	0.92
América Móvil	Purchase	08/13/10	6400	0.91
América Móvil	Purchase	08/13/10	80600	0.92
América Móvil	Purchase	08/13/10	600	0.91
América Móvil	Purchase	08/13/10	1000	0.91
América Móvil	Purchase	08/13/10	1000	0.91
América Móvil	Purchase	08/13/10	1000	0.91
América Móvil	Purchase	08/13/10	1000	0.91
América Móvil	Purchase	08/13/10	1000	0.91
América Móvil	Purchase	08/13/10	1000	0.91
América Móvil	Purchase	08/13/10	1000	0.91
América Móvil	Purchase	08/13/10	1000	0.91
América Móvil	Purchase	08/13/10	1000	0.91
América Móvil	Purchase	08/13/10	1000	0.91
América Móvil	Purchase	08/13/10	1000	0.91
América Móvil	Purchase	08/13/10	1000	0.91
América Móvil	Purchase	08/13/10	1000	0.91
América Móvil	Purchase	08/13/10	1000	0.91
América Móvil	Purchase	08/13/10	1000	0.91
América Móvil	Purchase	08/13/10	1000	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	15000	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	15000	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	4000	0.91
América Móvil	Purchase	08/13/10	4000	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	100	0.91
América Móvil	Purchase	08/13/10	4000	0.91
América Móvil	Purchase	08/13/10	4000	0.91
América Móvil	Purchase	08/13/10	60000	0.92